EXHIBIT 10.22

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”), effective as of October 7, 2009, is entered into by and between ClearOne Communications, Inc. (“ClearOne” or “the Company”) and Edward D. Bagley (“Bagley”) (ClearOne and Bagley shall sometimes be hereinafter referred to collectively as the “Parties”).

WHEREAS, in February 2004 ClearOne and Bagley jointly filed an action in the United States District Court for the District of Utah, Central Division, against National Union Fire Insurance Company of Pittsburgh, Pennsylvania (“National Union”) and Lumbermens Mutual Insurance Company (“Lumbermens”), which had issued directors and officers liability insurance policies to the Company for the period of October 29, 2002 to October 29, 2003, alleging that National Union and Lumbermens had breached their legal obligations under the policies and were therefore liable to ClearOne and Bagley for compensatory and punitive damages (the “Insurance Coverage Litigation”);

WHEREAS, in connection with the Insurance Coverage Litigation, ClearOne and Bagley entered into a Joint Prosecution and Defense Agreement in April 2004, wherein (as amended) ClearOne agreed to pay all litigation expenses, including attorney’s fees, of counsel for both the Company and Bagley except for litigation expenses which were solely related to Bagley’s claims in the Insurance Coverage Litigation;

WHEREAS, in February 2005, ClearOne and Bagley entered into a confidential settlement agreement with Lumbermens, whereby Lumbermens paid a significant lump-sum cash payment (the “Lumbermens Settlement Payment”) to ClearOne and Bagley in exchange for ClearOne and Bagley dismissing and releasing all of their respective claims against Lumbermens;

WHEREAS, in connection with the Lumbermens settlement, ClearOne and Bagley agreed that the Lumbermens Settlement Payment should be held by the Company in a segregated account until the claims involving National Union had been resolved and ClearOne and Bagley had agreed upon an acceptable allocation of the Lumbermens Settlement Payment and any additional monies that might be recovered from National Union through settlement or litigation;

WHEREAS, subsequent to the Lumbermens settlement, ClearOne and Bagley continued to pursue the Insurance Coverage Litigation against National Union, but in October 2005 the District Court granted summary judgment in favor of National Union and against ClearOne and Bagley on all pending claims;

WHEREAS, ClearOne and Bagley appealed the adverse summary judgment to the United States Court of Appeals for the Tenth Circuit, and in July 2007 the Tenth Circuit issued its decision reversing the summary judgment as to ClearOne’s claims but affirming it as to Bagley’s claims;

                WHEREAS, following the Tenth Circuit’s remand of the Insurance Coverage Litigation to the District Court in July 2007 and the conclusion of Frances Flood’s criminal trial in February 2009, ClearOne entered into a confidential settlement agreement with National Union in April 2009, whereby National Union paid a nominal lump-sum cash payment to ClearOne in exchange for ClearOne dismissing and releasing all of its claims against National Union;

WHEREAS, the Parties now desire to document their agreement regarding the allocation of the Lumbermens Settlement Payment;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.           The Parties hereby terminate the Joint Prosecution and Defense Agreement and any and all amendments thereto.

2.           Bagley waives any right to claim any share of the Lumbermens Settlement Payment and hereby releases ClearOne and all of its present and former officers, directors, employees, and agents from any and all claims pertaining to the Insurance Coverage Litigation, including but not limited to any claim for any settlement funds, further attorneys’ fees or expenses.

3.           ClearOne releases Bagley from any and all claims pertaining to the Insurance Coverage Litigation, including but not limited to any claim for the recovery of any attorneys’ fees and expenses paid by the Company on Bagley’s behalf.

4.           This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original but both of which taken together shall constitute one and the same Agreement.  Facsimile and .pdf signatures sent by electronic mail will constitute valid evidence of execution.

CLEARONE COMMUNICATIONS, INC.

By: Zee Hakimoglu Its: President

EDWARD D. BAGLEY

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